SUPPLEMENTAL AGREEMENT

THIS AGREEMENT made and entered into as of this 14th day of November, 2000, between PUGET SOUND ENERGY, a Washington Corporation (the “Company”) and WILLIAM S. WEAVER (“Employee”). The term “Parties” refers to the Company and the Employee.

RECITALS

A. The Parties entered in an Agreement ("Employment Agreement") dated October 18, 1996;

B. The Company's Board of Directors has requested Employee not to terminate employment voluntarily prior to December 31, 2001;

C. Employee agrees not to terminate employment voluntarily prior to December 31, 2001; and

D. The Parties wish to supplement the terms and conditions of the Employment Agreement to ensure that Employee is not economically prejudiced by agreeing with the Board's request.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the Parties agree as follows:

1.

Employee will not voluntarily terminate his employment with the Company as its Chief Executive Officer any earlier than December 31, 2001. Termination through death or disability or termination for cause as defined in the Employment Agreement shall not be considered voluntary.

2.

The various payments due to Employee from the Company under the Employment Agreement shall be calculated based on the actual termination date or an assumed termination date of December 31, 2000, whichever produces the higher payment under each payment provision. For this purpose each payment provision of the Employment Agreement shall be calculated separately rather than in the aggregate.

3.	Except as expressly supplemented hereby, the Employment Agreement shall remain in full force and effect in its entirety.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PUGET SOUND ENERGY

By________________________

Title_______________________

______________________________

William S. Weaver